EXHIBIT 23.2

Consent of Auditors

The Board of Directors
CSW Investments:

          We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70746, 33-12992, 33-49301, 33-63027 and 33-64233)
and on Form S-3 (Nos. 33-50193 and 333-00911) of Central and South West Corporation of our report dated 22 January 1997, with respect to the consolidated balance sheet of CSW Investments and subsidiaries as of 31 December 1996, and the related consolidated statements of earnings and cashflows for the year then ended, which report appears in the 31 December 1996, annual report on Form 10-K of Central and South West Corporation.



KPMG Audit Plc                                               London, England
Chartered Accountants                                        10 March 1997
Registered Auditors